                                                                       ITEM 99.1

                               THIRD AMENDMENT TO
                                 LOAN DOCUMENTS

     THIS THIRD AMENDMENT TO LOAN DOCUMENTS ("Amendment") is made and entered into as of August 15,1996 (the "Effective Date"), by and among Sanctuary Woods Multimedia, Inc., a Nevada corporation, ("Borrower"), Sanctuary Woods Multimedia Corporation, a British Columbia corporation ("Parent") and Magic Quest Inc., a California corporation ("Magic Quest") (Parent and Magic Quest being hereinafter collectively referred to as "Guarantors"), and IMPERIAL BANK ("Bank").

                                    RECITALS

     A. Borrower and Bank have entered into that certain Security and Loan Agreement (Accounts Receivable) entered into as of March 10, 1995 as modified by that First Amendment to Loan Documents entered into as of April 2, 1996 and as modified by that Second Amendment to Loan Documents entered into as of May 29, 1996 (as such may be further amended, modified, supplemented or restated, the "Loan Agreement"), pursuant to which Bank made certain credit facilities available to Borrower for the direct and indirect benefit of Borrower and each Guarantor.

     B. Borrower, Guarantors and Bank desire to further amend the Loan
Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth, and intending to be legally bound, the parties hereto hereby amend the Loan Documents as follows:

     1. Definitions. Unless otherwise defined herein, all terms defined in the Loan Agreement have the same meaning when used herein.

     2. Amendments To Loan Agreement. The following amendments are hereby made to the Loan Agreement:

        a. Section 1 of the Loan Agreement is deleted in its entirety and replaced with the following:

             "Facility A Revolving Credit Commitment". Bank hereby commits, subject to all the terms and conditions of this Agreement and prior to the termination of its commitment as hereinafter provided, to make loans to Borrower on a revolving basis and to issue letters of credit for the account of Borrower from time to time in such amounts not exceeding in aggregate principal amount the following borrowing base (the "Borrowing Base"):

                A. From and after the Third Amendment Date through the earlier of October 1, 1996 or the receipt of an equity or debt infusion of $2,000,000 or more, $1,060,000.00 and Company shall be allowed to retain 100% of accounts receivable collections

                B. Upon receipt of an equity or debt infusion of $2,000,000 or more, $850,000.00 and Company shall not be required to reduce the Loan by accounts receivable collections so long as the outstanding balance is within the Borrowing Base; and

                C. From and after October 1, 1996, the lesser of (i) 65% of Eligible Accounts and or (ii) $750,000.00.

     All Loans advanced to Borrower shall be referred to as "Facility A Loans." Letters of credit issued for the account of Borrower prior to the First Amendment Date shall be referred to as "Letters of Credit."

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

          b. Section 2 of the Loan Agreement is deleted in its entirety and replaced with the following:

             "Facility A Loans. The amount of each Facility A Loan made by Bank to Borrower hereunder shall be debited to the loan account of Borrower maintained by Bank (herein called "Facility A Loan Account"). Borrower agrees that from and after August 15, 1996, five percent (5%) of all accounts receivable collections will be immediately applied first to past due accrued interest and secondly to past due fees and expenses until such time as these amounts are fully paid. As of September 11, 1996, these fees and accrued interest total of $100,606.34. All sums received by Bank for credit to the Facility A Loan Account shall be applied to the outstanding loan balance on the second day following receipt thereof by the Bank, except that sums received by wire transfer shall be applied on the day received. Interest shall accrue on all loans outstanding under the Facility A Loan Account as hereinafter provided until sums are paid and all amounts received are applied as herein provided until sums are paid and all amounts received are applied as herein provided. Borrower promises to pay Bank (a) the unpaid balance of Borrower's Facility A Loan Account including accrued and unpaid interest on April 3, 1997 (the "Facility A Final Payment Date"), and (b) on or before the third day of each month, interest on the average daily unpaid balance of the Facility A Loan Account during the immediately preceding month at the rate of four percent (4%) per annum in excess of the rate of interest which Bank has announced as its prime lending rate ("Prime Rate") which shall vary concurrently with any change in such Prime Rate. The Interest rate will decrease to two and one half percent (2 1/2%) per annum in excess of the Prime Rate upon the balance of the Loan Account being maintained within the Borrowing Base specified in Section 2 B or C above. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the loan account is outstanding divided by 360, which shall for interest computation purposes be considered one year. Bank is hereby authorized to charge Borrower's deposit account(s) with Bank for all sums due Bank under this Agreement, including monthly interest."

          c. Section 6 (Definitions) of the Loan Agreement is modified as follows:

             i. Subsection 6M is added as follows:

               "M. Third Amendment Date" shall mean August 15, 1996."

     3. Amendments To Addendum to Security and Loan Agreement. The following amendments are hereby made to Addendum to Security and Loan Agreement (the "Addendum"):

          a. Section 1 of the Addendum is deleted in its entirety and replaced with the following:

             "1. Termination of Commitment. Any commitment of Bank, pursuant to the terms of the Security and Loan Agreement, to make advances against Eligible Accounts shall expire on the Facility A Final Payment Date. Bank shall not be required to provide any prior notice to Borrower of Bank's intent to terminate or not renew its commitment under the Security and Loan Agreement, whether or not there shall exist an event of default thereunder. Borrower hereby acknowledges that it has been informed that Bank has no present intention of extending the Facility A Final Payment Date or renewing Bank's commitment under the Loan and Security Agreement."

          b. Section 6a, 6b, 6c and 6d are deleted in their entirety and replaced with the following:

             "a. At all times maintain a positive tangible net worth (meaning the excess of all assets, excluding any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items, over its liabilities, less subordinated debt), provided, however, that this covenant shall be measured on a quarterly basis and for the first time as of September 30, 1996.

             "b. At all times maintain a maximum ratio of total liabilities (excluding subordinated debt) to tangible net worth not to exceed 5.5 to one, provided, however, that this covenant shall first be measured as of September 30, 1996.

           "c. [Intentionally Omitted]

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

             "d. Measured on a quarterly basis on the last day of each fiscal quarter, have minimum quarterly profits in excess of $200,000 for the quarter ending December 31, 1996 (exclusive of nonrecurring charges approved by Bank)."

          c. Subsection 5(g) is deleted in its entirety and replaced with the following:

             "g. Company shall not grant any security interest to any creditor or debt holder without Bank's prior written consent. Company shall be entitled to convert debt to equity in Company's discretion."

          d. Subsection 5(h) is deleted in its entirety and replaced with the following:

             "h. After August 15, 1996, maintain all depository, savings, payroll and other accounts at Bank, except a Canadian payroll account and an ADP payroll trust account which shall only contain such funds as are sufficient to meet current payroll obligations to Borrower's Canadian employees and an existing Royal Bank of Canada operating account not to exceed one month's operating expenses."

          e. Section 5i is added as follows:

             "i. Borrower shall be able to secure financing for the NFL Math program project and can grant a security interest senior to that of Bank in the accounts receivable and proceeds of that product to secure such financing. Any receivable subject to a senior security interest shall be ineligible under the Borrowing Base. Repayment of such Senior Debt shall be allowed notwithstanding anything to contrary in the Loan Documents, Loan Agreement or any amendments thereto."

          f. Section 9g is deleted in its entirety and replaced with the following:

             "g. Borrower shall enter into, and shall cause Parent and Magic Quest to enter into, a lockbox agreement in form and substance satisfactory to Bank, pursuant to which all funds received by Borrower, Parent or Magic Quest from any account debtors shall immediately be deposited into a deposit account established at Bank pursuant to such agreement for such purpose (the "Lockbox") and applied to Borrower's Loan balance as provided in paragraph 2.6 hereof. Any amounts so applied shall thereafter become available for reborrowing pursuant to paragraph 2a above. Borrower shall direct, and shall cause Parent and Magic Quest to Direct, all account debtors to mail or deliver all checks or other forms of payments for amounts owing to them in the ordinary course of business to the Lockbox Account. In addition, Borrower shall hold in trust for Bank as Collateral all amounts that Borrower receives despite the directions to make payment to the Lockbox, and if received by Borrower, it will immediately deliver such payments to Bank in their original form as received from the accounts debtor, with proper endorsements for deposit into the Lockbox."

     4. Representations And Warranties. Borrower and each Guarantor represents and warrants that its representations and warranties in the Loan Documents continue to be true and complete in all material respect as of the date hereof after giving effect to this Amendment (except to the extent such specifically relate to another date and except for Borrower's representation set forth in
Section 4a (Litigation) of the Addendum which shall be true in all respects as of the date hereof or as specifically described on Annex C hereto) and that the execution, delivery and performance of this Amendment are duly authorized, do not require the consent or approval of any governmental body or regulatory authority and are not in contravention of or in conflict with any law or regulation or any term or provision of any other agreement entered into by Borrower or either Guarantor, as applicable.

     5. Post-Amendment Covenants. Borrower shall perform each of the following additional covenants on or before the dates specified:

          a. First Amendment Amendment Fee. Pay to Bank the $25,000 amendment fee not paid in respect of the First Amendment from 5% of daily collections as provided in paragraph 2(b) above.

          b. Second Amendment Amendment Fee. Pay to Bank the $25,000 amendment fee not paid in respect of the Second Amendment from 5% of daily collections as provided in paragraph 2(b) above.

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

          c. Attorney's Fees. Pay to Bank the attorney's fees in the amount of $19,625.62 incurred in connection with the documentation of Loan, including the First and Second Amendment from 5% of daily collections as provided above. Any additional fees incurred in connection with perfecting the Bank's interest in intellectual property will be paid by the company at the time the services are rendered. This provision does not exclude provision for attorneys fees should legal action become necessary.

     6. Limited Waiver; Full Force and Effect. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of Borrower and Guarantors set forth herein and in the Loan Documents, Bank hereby waives compliance with Section 11(viii) of the Loan Agreement and the financial covenants set forth in Section 6 of Addendum for any period ending prior to the date of signing hereof. Bank further waives any and all events, occurrences, circumstances and/or breaches which might constitute an Event of Default under the Loan Documents, Loan Agreement and all amendments thereto, through the date of signing hereof. The amendments and waivers set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be an amendment or waiver of any other term or condition of the Loan Documents, to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Documents or (b) to be a consent to any future amendment or waiver. Except as expressly amended hereby, the Loan Documents shall continue in full force and effect.

     7. Conditions Precedent. The legal effectiveness of this Amendment is subject to the following conditions precedent prior to 5:00 PM Pacific Time on August 15, 1996:

          a. Other Documents. Bank shall have received such other documents, information and items from Borrower and Guarantors as it shall have reasonably requested.

     8.  Release And Waiver.

          a. Each of Borrower and Guarantors hereby acknowledge and agree that:
     (1) it has no claim or cause of action against Bank or any parent, subsidiary or affiliate of Bank, or any of Bank's officers, directors, employees, attorneys or other representatives or agents (all of which parties other than Bank being, collectively, "Bank's Agents") in connection with the Loan Documents, the loans thereunder or the transactions contemplated therein and herein; (2) it has no offset or defense against any of its respective obligations, indebtedness or contracts in favor of Bank.

          b. Although Bank regards its conduct as proper and does not believe Borrower or either Guarantor to have any claim, cause of action, offset or defense against Bank or any of Bank's Agents in connection with the Loan Documents, the loan thereunder or the transactions contemplated therein, Bank wishes and Borrower and Guarantors agree to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters could impair or otherwise affect any rights, interest, contracts or remedies of Bank. Therefore, Borrower and Guarantors unconditionally release and waive (1) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind of Bank or of any Bank's Agents to any of Borrower or either Guarantor, except the obligations remaining to be performed by Bank as expressly stated in the Loan Agreement, this Amendment and the other Loan Documents executed by Bank;
     (2) any legal, equitable or other obligations or duties, whether known or unknown, of Bank or of any of Bank's Agents to Borrower or either Guarantor (and any rights of Borrower or either Guarantor against Bank) besides those expressly stated in the Loan Agreement, this Amendment and the other Loan Documents; (3) any and all claims under any oral or implied agreement, obligation or understanding with Bank or any of Bank's Agents, whether known or unknown, which is different from or in addition to the express terms of the Loan Agreement, this Amendment or any of the other Loan Documents; and (4) all other claims, causes of action or defenses of any kind whatsoever (if any), whether known or unknown, which Borrower or either Guarantor might otherwise have against Bank or any of Bank's Agents, on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstances or matter of any kind whatsoever which existed, arose or occurred at any time prior to the execution and delivery of this Amendment or which could arise concurrently with effectiveness of this Amendment.

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

          c. Each of Borrower and the Guarantors agree that it understands the meaning and effect of Section 1542 of the California Civil Code, which provides:

     "Section 1542. Certain Claims Not Affected by General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     EACH OF BORROWER AND THE GUARANTORS AGREE TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACT, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED BY THIS AMENDMENT IN FAVOR OF BANK AND BANK'S AGENTS AND EACH OF BORROWER AND THE GUARANTORS HEREBY WAIVE AND RELEASE ALL RIGHTS AND BENEFITS WHICH IT MIGHT OTHERWISE HAVE UNDER THE AFOREMENTIONED SECTION 1542 OF THE CALIFORNIA CIVIL CODE WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS. TO THE EXTENT (IF ANY) WHICH ANY SUCH LAWS MAY BE APPLICABLE, EACH OF BORROWER AND GUARANTORS WAIVE AND RELEASE (TO THE MAXIMUM EXTENT PERMITTED BY
LAW) ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OF ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASE UNDER THIS AMENDMENT.

     9. Full Force And Effect; Entire Agreement. Except to the extent expressly provided in this Amendment, the terms and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect. This Amendment and other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. The parties hereto further agree that the Loan Documents comprise the entire agreement of the parties thereto and supersede any and all prior agreements, negotiations, correspondence, understandings and other communications between the parties thereto, whether written or oral respecting the extension of credit by Bank to Borrower, either guarantor and/or their affiliates.

     10. The Guarantees. Each Guarantor hereby consents to this Amendment and agrees that its obligations under the Continuing Guarantee executed by it in favor of Bank shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of this Amendment or any other document or instrument delivered in connection herewith.

     11. Counterparts; Effectiveness. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall be deemed effective upon the execution of a counterpart hereof by each of Borrower, the Guarantors and Bank.

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

WITNESS the due execution hereof by the respective duly authorized officer of the undersigned as of the first written above.

BORROWER

                                          SANCTUARY WOODS MULTIMEDIA INC.

                                          By: /s/ CHARLOTTE WALKER

                                            ------------------------------------
                                            Charlotte J. Walker
                                            President

                                          SANCTUARY WOODS MULTIMEDIA
                                          CORPORATION

                                          By:
                                          --------------------------------------

                                          MAGIC QUEST INC.

                                          By:
                                          --------------------------------------

                                          IMPERIAL BANK

                                          By:
                                          --------------------------------------

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                                                                         ANNEX A

                                                                     EXHIBIT 6.F

                             COMPLIANCE CERTIFICATE

     The consolidated financial statements of Parent, Borrower and Magic Quest
attached hereto dated as of           , and submitted to Imperial Bank pursuant
to Security and Loan Agreement between us dated           , show compliance with
all financial covenants (unless otherwise noted, below) as specified therein, as follows:

     FINANCIAL COVENANT:                        ACTUAL:

        6. a.  Minimum Tangible Net Worth: POSITIVE

        6. b.  Maximum Liabilities to Tangible Net Worth Ratio: 5.5:1.0

        6. d.  Minimum Quarterly Profits greater than:

               quarter ending 12/31/96   $200,000

        Contract Manufacturing Arrangements:

     All arrangements for contract manufacturing of Borrower's, Parent's or Magic Quest's products are described in full in the Second Amendment to Loan Documents and the Annexes thereto and there have been no changes to those arrangements except as stated below:

     Exceptions: (if none, so state):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The undersigned authorized officer of            hereby certifies that
except as specified, Borrower is in complete compliance with the terms and conditions of the Security and Loan Agreement, Addendum to Security and Loan Agreement and related documents, all as amended from time to time, for the
period ending           , and as of the date of this certificate the
representations and warranties stated therein are true accurate and complete as of the date hereof (except as to those representations and warranties which specially reference a particular date and except as noted above).

     I know of no conditions which have caused an Event of Default to exist as of the date hereof. The required support documents for this certification are attached and prepared in accordance with generally accepted accounting principals, consistently applied.

------------------------------------------------------                     Date:
-----------------------------------------------

------------------------------------------------------
Signed

Authorized Officer of Borrower

Name:
-------------------------------------------------

Title:
------------------------------------------------- (please print)

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

                                                                         ANNEX C

Exceptions to Representations and Warranties:

     4(a): Pending or threatened: In addition to the litigation discussed in Borrower's or Guarantors' Annual report on Form 10-K, Borrower or Guarantors are also party to a lawsuit which has been removed to Federal District court in Colorado with Starpak, Inc. related to alleged breach of contract and Starpak's negligence and inability to provide customer service and technical support. Borrower and Guarantors are aware of potential litigation related to payment of overtime compensation in Canada. Borrower and Guarantors are also aware of potential or threatened litigation with other vendors to the Company of various goods or services related to collection of alleged accounts payable of borrower or guarantor; however, except as to claims previously settled, the Borrower has not been served to date with any additional suits.

     4(b): Such balance sheets, profit and loss statements, other statements and data submitted to the bank in connection with Borrower's request for credit are true and correct as amended in filings with Securities and Exchange Commission from time to time. Bank is aware that there have been material adverse changes in Borrower and Guarantor's financial condition. All such changes have been fully disclosed to Bank to the best of Borrower's and Guarantor's ability as of the date of this amendment.

     4(c): Parent is aware of a Canadian tax proceeding in which an assessment has been made against Parent for taxes allegedly owed by Parent. Parent has appealed such assessment.

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

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          SANCTUARY WOODS MULTIMEDIA CORPORATION

                                          By: /s/     CHARLOTTE J. WALKER

                                            ------------------------------------
                                               Charlotte J. Walker, Chairman,
                                                          President
                                                and Chief Executive Officer

                                            By: /s/       PETER NICHTER

                                            ------------------------------------
                                                       Peter Nichter
                                                         Controller

Dated: February 14, 1997

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